UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  November 2, 2010

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33491	75-2873882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

381 Teaneck Road
Teaneck, New Jersey 07666
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (201) 530-1200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 2, 2010, Green Energy Management Services, Inc. (“GEM”), a wholly-owned subsidiary of Green Energy Management Services Holdings, Inc., entered into a Sales and User Agreement (the “Agreement”) with The Riverbay Fund, Inc. (“Riverbay”).  Pursuant to the Agreement GEM will provide certain efficient lighting installation and maintenance services (the “Project”) for Co-op City, the largest residential development in the United States, located in The Bronx, New York (the “City”), operated by Riverbay.  Specifically, GEM will (i) retrofit all eight garages located within the City with new induction light units and related components, consisting of approximately 6,000 fixtures, and install 205 new fixtures (collectively, the “Units”), at locations approved by Riverbay, and (ii) provide 10-year on call standard maintenance service for garage electrical services for all eight garages at no expense to Riverbay.

In consideration for the installation and maintenance services to be provided by GEM for the Project during the term of the Agreement, upon the completion of certain contractual milestones and subject to satisfaction of the conditions of the Agreement, Riverbay agreed to make to GEM the following payments: (i) Riverbay expects to receive a grant in connection with the Project of approximately $1,000,000, of which $800,000 will be distributed to GEM pursuant to a payment schedule agreed to by the parties, and (ii) over the 120 months following the installation of the Units, Riverbay will remit to GEM each month an amount equal to $15,000, to be adjusted based upon the actual savings on the Project.  Subject to satisfaction of the conditions of the Agreement, GEM expects to receive up to approximately $1,800,000 over the term of the Agreement as a result of such cost savings.

The Agreement became effective on the date of execution and its term shall end 10 years from the date of substantial completion of installation by GEM of the Units, which substantial completion shall occur when GEM has installed 80% of the Units called for in this Agreement.  If the Grant is not received, the Agreement shall be considered null and void.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

Dated: November 8, 2010	/s/ Robert Weinstein
Robert Weinstein
Chief Financial Officer